EXHIBIT 10.25
Amended and Restated Coach, Inc. 2010 Stock Incentive Plan
Restricted Stock Unit Grant Notice and Agreement
For Outside Directors

NAME

Coach, Inc. (the “Company”) is pleased to confirm that you have been granted a restricted stock unit award (the “Award”), effective as of GRANT DATE (the “Award Date”), as provided in this agreement (the “Agreement”) pursuant to the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan, as amended (the “Plan”).
1.    Award. Subject to the restrictions, limitations and conditions as described below, the Company hereby awards to you as of the Award Date:
# of RSUs restricted stock units (“RSUs”)
Each RSU represents the right to receive one share (an “Award Share”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”) upon the satisfaction of terms and conditions set forth in this Agreement and the Plan. While the restrictions are in effect, the RSUs are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise.
2.    Vesting. The RSUs shall become vested on the date that is the earlier of the Company’s next regular annual meeting of shareholders or twelve months after the grant date (the “Vesting Date”); provided, that, subject to paragraph 3 below, you remain in continuous service as a Director of the Company during the period beginning on the Award Date and ending on the Vesting Date.
3.    Death or Total Disability. If you cease active service with the Company’s Board of Directors prior to the Vesting Date because of your death or Permanent and Total Disability (as defined below), this Award will continue to vest in accordance with the schedule set forth in paragraph 2. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.
4.    Distribution of the Award.
(a)    In General. Except as set forth in paragraph 4(b), on each Vesting Date, the Company shall, subject to section 10.5(b) of the Plan, transfer to you all of the Award Shares subject to the Award.
(b)    Election to Defer. Notwithstanding paragraph 4(a), you shall have the right to elect to defer receipt of some or all of the Award Shares that would otherwise be transferred to you on the Vesting Date pursuant to the Plan. Any such election shall be made in accordance with the terms of the RSU Deferral Election Form in substantially

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the form attached hereto as Exhibit A and shall be made not later than the “Election Deadline” set forth in the applicable RSU Deferral Election Form.
5.    Rights as a Stockholder. You will have no right as a stockholder with respect to any Award Shares until and unless ownership of such Award Shares has been transferred to you.
6.    Awards Not Transferable. This Award will not be assignable or transferable by you, other than by a qualified domestic relations order or by will or by the laws of descent and distribution, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative).
7.    Transferability of Award Shares. Award Shares generally are freely tradeable in the United States. However, you may not offer, sell or otherwise dispose of any Award Shares in a way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Award.
8.    Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement and the Plan.
9.    Section 409A. Notwithstanding anything to the contrary contained in this Agreement or the Plan, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Company’s Board of Directors shall have the authority (without any obligation to do so or to indemnify any Participant Director for failure to do so) to adopt such amendments to the Plan and this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as it determines are necessary or appropriate to comply with the requirements of Section 409A.
10.    Miscellaneous.
(a)    Amendment or Modifications. The grant of this Award is documented by the minutes of the Board, which records are the final determinant of the number of shares granted and the conditions of this grant. The Board may amend or modify this Award in any manner to the extent that the Board would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.
(b)    Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of New York, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in New York, New York, and you and the Company agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense or inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.
(c)    Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
(d)    Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

In witness whereof, the parties hereto have executed and delivered this agreement.
COACH, INC.

Sarah Dunn
Global Human Resources Officer
Date: DATE OF GRANT
I acknowledge that I have read and understand the terms and conditions of this Agreement and of the Plan and I agree to be bound thereto.
AWARD RECIPIENT:

__________________________________
NAME
Date: ________________________